Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated May 26, 2011 on the financial statements and financial highlights of Touchstone Strategic Trust, in Post-Effective Amendment Number 76 to the Registration Statement (Form N-1A, No. 811-03651), included in the Annual Report to Shareholders for the fiscal year ended March 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

July 28, 2011